EXHIBIT 4.5

SECOND AMENDMENT
TO THE
ALLSTATE 401(k) SAVINGS PLAN

The Allstate 401(k) Savings Plan as amended and restated effective March 1, 2009 and as subsequently amended (the “Plan”) is hereby further amended as set forth below.

1.                                       Subsection 3.1 of the Plan is hereby amended effective January 1, 2011 to add the following paragraphs to the end thereof:

Notwithstanding the preceding paragraph, each Participant who becomes an Employee on or after January 1, 2011 (or a Participant who has had a severance from employment and resumes active employment as an Employee on or after January 1, 2011) shall be deemed to have elected (a “Deemed Pre-Tax Deposit Election”) to reduce his Eligible Compensation (as defined in subsection 3.5) by five percent (5%) and have such amount contributed to the Plan as a Pre-Tax Deposit unless and until such Participant affirmatively revokes his Deemed Pre-Tax Deposit Election and/or makes a new Pre-Tax Deposit election.  The Deemed Pre-Tax Deposit Election will become effective as soon as practicable after the forty-fifth day following the date such Participant first becomes an Employee (or, in the case of a Participant who has had a severance from employment, after he resumes active employment as an Employee).

2.                                       The last paragraph of Subsection 5.2 of the Plan is hereby amended effective January 1, 2011 to read as follows:

The Investment Committee, in its discretion, may direct the Trustee to establish such Investment Funds or to terminate any of the Investment Funds (other than the Allstate Stock Fund) as it shall from time to time consider appropriate and in the best interests of the Participants.  The funds established hereunder may be referred to collectively as the “Investment Funds” and individually as an “Investment Fund.”  In addition, the Investment Committee shall designate one or more Investment Funds as the default Investment Fund(s) for the investment of Participant Deposits, Qualified Nonelective Contributions and Rollover Deposits for which the Participant has not made an affirmative investment election under Subsection 5.3.

3.                                       The last sentence of the fourth paragraph of Subsection 5.3 of the Plan is hereby amended effective January 1, 2011 to read as follows:

If a Participant fails to make a diversification/investment election under this subsection 5.3, he shall be deemed to have elected to invest his Participant Deposits, Qualified Nonelective Contributions and Rollover Deposits in the Investment Fund(s) designated by the Investment Committee as the default Investment Fund(s) if the Participant became an Employee on or after January 1, 2011 or has had a severance from employment and subsequently resumed active employment as an Employee on or after January 1, 2011.

4.                                       Subsection 7.12 is hereby amended effective January 1, 2008 to read as follows:

7.12         Allocation of Net Investment Gains or Losses to Distributions of Excess Contributions.  Any Pre-Tax Deposits exceeding the limits of subsection 3.6 (“excess deferrals”) or subsection 3.7 (“excess pre-tax deposits”), any Employer Contributions attributable to excess deferrals or excess pre-tax deposits which must be forfeited pursuant to subsection 3.6 or 3.7, and any After-Tax Deposits or Employer Contributions exceeding the limits of subsection 7.11 (“excess after-tax deposits or matching contributions”) for a Plan Year that are distributed or forfeited pursuant to subsection 3.6, 3.7 or 7.11 shall be increased by the net investment gains and/or reduced by the amount of any net investment losses attributable to such distributed or forfeited contributions.  Such net investment gains or losses shall equal the product of:

(a)                                  the total investment gains or losses credited to the Participant’s Account to which the distributed or forfeited contributions were made for the period (the “Measuring Period”) beginning on the first day of such Plan Year (or calendar year, as applicable) and ending on the last day of such Plan Year (or calendar year, as applicable), multiplied by

(b)                                 a fraction, the numerator of which is the amount of contributions distributed or forfeited and the denominator of which is the balance of such Account as of the first day of such Measuring Period plus the contributions allocated to such Account during the Measuring Period.

Except as set forth herein, the Plan shall remain in full force and effect.